Exhibit 10.11

September 30, 2005

«FirstName» «LastName»
«Company»
«Company1»
«Address1»
«Address2»
«City», «State» «Zip»

Re:	Amendment of Promissory Note(s) of Penn Octane Corporation Due December 15, 2005 and Related Agreements

Dear Holder of Promissory Note(s):

Reference is made to the promissory note(s), as subsequently amended (in the form attached as Exhibit A), which you currently hold in connection with one or more of the following transactions with Penn Octane Corporation (“Penn Octane”):

i.)	The promissory note(s) originally issued by Penn Octane in connection with the private placement on or around December 17, 1999 (the “Original Notes”), as amended (the “Restructured Notes”), and/or

ii.)	The new promissory note(s) originally issued by Penn Octane contemporaneously with the restructuring of the Original Notes, as amended (the “New Notes”), and/or

iii.)	The promissory note originally issued in June 2002 for $200,000 and December 2002 for $300,000, as amended (the “Additional Notes”), and/or

iv.)	The promissory notes originally issued January 16, 2004 to various holders (the “$280,000 Notes”).

The Restructured Notes, the New Notes, the Additional Notes and the $280,000 Notes are collectively referred to as the “Promissory Notes,” and all of the underlying agreements pertaining to the Promissory Notes, including the purchase agreement, the note agreement, the common stock purchase warrant agreement, the registration rights agreement, and all related amendments, if any, are collectively referred to as the “Related Agreements”.

The Promissory Notes are currently due and payable on December 15, 2005. The holders of the Promissory Notes (the “Noteholders”) are also entitled to receive interest, payable quarterly on June 15, 2005, September 15, 2005 and December 15, 2005 (the “Interest Payments”). In addition, the Noteholders are entitled to receive an additional fee based on any principal amount of the Promissory Notes outstanding on those payment dates (the “Additional Fees”).

Amendment To Promissory Note(s)
September 30, 2005

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and Penn Octane hereby agree that your Promissory Note(s) and the Related Agreements hereby are amended, effective as of June 15, 2005, to the fullest extent necessary to effectuate the following:

(a)
The Noteholders hereby agree to extend the payment due date for the Interest Payments and Additional Fees otherwise due June 15, 2005 and September 15, 2005 until December 15, 2005 or any earlier maturity date of the Promissory Notes (the “Maturity Date”). The Noteholders hereby acknowledge and agree that there are no defaults existing under the Promissory Notes as of the date hereof.

(b)	Any amounts deferred pursuant to Paragraph (a) above shall accrue interest at a rate of 16.5% per year from the date the payments were otherwise due until the date that the deferred amounts are paid.

(c)
All accrued interest and principal shall be due and payable on December 15, 2005; provided, however, that if Penn Octane and/or Rio Vista Energy Partners L.P. (“Rio Vista”) completes a sale of any assets resulting in cash proceeds of more than $2 million to Penn Octane and/or Rio Vista before December 15, 2005, then the cash proceeds in excess of $2 million (but only such excess) shall be first applied to satisfaction of Penn Octane’s obligations under the Promissory Notes before other uses of such excess proceeds.

(d)
The Noteholders shall be entitled to receive an additional fee equal to 5% of the principal amount outstanding on the date hereof, payable on December 15, 2005 or the Maturity Date, whichever first occurs.

(e)
Jerome B. Richter (“Richter”) agrees to deliver to the Law Offices of Kevin Finck (“Finck”), within thirty (30) days following the date hereof, 250,000 common units of Rio Vista (the “Pledged Units”) in connection with Richter’s previous pledge of 2,000,000 shares of Penn Octane common stock (the “Pledged Shares”) to guaranty the obligations evidenced by the Promissory Notes. In addition, the Noteholders confirm that, subject to the Escrow Agreement (defined below), Finck is authorized to act as collateral agent on behalf of the Noteholders with respect to the Pledged Shares, currently held by Investec (US) Incorporated (“Investec”), as successor to PMG Capital Corp., and the Pledged Units. The Noteholders agree to cause Investec to deliver the Pledged Shares to Finck within thirty (30) days following the date hereof. Penn Octane shall instruct Finck to provide to Amir Ecker, as representative of the Noteholders, with confirmation of receipt of the Pledged Securities within fifteen (15) days following receipt of the Pledged Securities. The Noteholders hereby agree and consent to the Escrow Agreement dated September 30, 2005, by and among Richter, Penn Octane, the Noteholders, and Finck, in the form attached as Exhibit B (the “Escrow Agreement”), and shall execute and deliver the Escrow Agreement together with this amendment letter. The Noteholders agree to execute and deliver any further documents reasonably requested by Finck in connection with the Escrow Agreement.

Amendment To Promissory Note(s)
September 30, 2005

(f)	Penn Octane agrees that it will not incur any additional severance payment obligation to Richter until the Promissory Notes have been fully paid.

(g)
The Noteholders agree that Rio Vista and its subsidiaries shall be allowed to pledge and deliver certain assets (the “Assets”) of Rio Vista and its subsidiaries in connection with a loan of $1.3 million to Rio Vista and its subsidiaries as provided in Section 3.1 of the Purchase and Sale Agreement dated August 15, 2005, between Rio Vista Operating Parternship L.P. and TransMontaigne Product Services Inc. (“TPSI”). The Noteholders further agree that any and all security interests of the Noteholders in the Assets (i) are hereby subordinated to any and all security interests of TPSI in the Assets, and (ii) shall be released if the Assets are delivered to TPSI.

(h)	Penn Octane agrees that it will be responsible for any legal fees reasonably incurred by the Noteholders in connection with the enforcement of any terms of the Promissory Notes.

If you are in agreement with the terms of this amendment letter, please so indicate by signing below and faxing an executed copy to Ian Bothwell at (760) 772-8588 no later than the close of business on October 7, 2005.

Very truly yours,

Penn Octane Corporation

By:	/s/ Ian T. Bothwell
Its:	Vice President and Chief Financial Officer

For purposes of the first sentence of paragraph (e) above, Jerome B. Richter has executed this amendment letter as of the date first set forth above.

/s/ Jerome B. Richter
Jerome B. Richter

Attachments

Exhibit A:  Promissory Note
Exhibit B:  Escrow Agreement

Amendment To Promissory Note(s)
September 30, 2005

The undersigned holder of the Promissory Note(s) and the Related Agreements referred to in this amendment letter hereby acknowledges his/her/its agreement to all of the provisions of this amendment letter and his/her/its intention to be so bound. The undersigned also agrees to keep the contents of this amendment letter and any documents or discussions regarding the same strictly confidential and not to use the same for any purpose until the earlier of public disclosure thereof by Penn Octane Corporation or November 23, 2005; provided, however, that the undersigned may consult with his/her/its attorneys and financial advisors with respect to the transactions contemplated hereby and, in connection therewith, may disclose the terms and contents of this amendment letter and any other documents relating to the subject matter thereof or hereof, subject to the agreement and obligation of such attorneys and/or financial advisors to maintain the confidentiality of such information.

«FirstName» «LastName»
«Company»
«Company1»

By:

Its:

Date:

Promissory Note Amount:	$	«NoteAmt»

Name and Telephone Number of Noteholder: